     As filed with the Securities and Exchange Commission on March 17, 1994
                                               Registration No. 33- ______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                       -----------------------------------
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------
                             SOUTHTRUST CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                                      63-0574085
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

                             420 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35203
                                 (205) 254-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      -------------------------------------
                             MR. AUBREY D. BARNARD
                             SOUTHTRUST CORPORATION
                             420 NORTH 20TH STREET
                           BIRMINGHAM, ALABAMA  35290
                                 (205) 254-5000
 (Name, address, including zip code and telephone number, including area code, of agent for service)

      The Commission is requested to send copies of all communications to:


         C. LARIMORE WHITAKER, ESQ.                  JAMES R. TANENBAUM, ESQ.
        BRADLEY, ARANT, ROSE & WHITE                STROOCK & STROOCK & LAVAN
            1400 PARK PLACE TOWER                     SEVEN HANOVER SQUARE
         BIRMINGHAM, ALABAMA  35203               NEW YORK, NEW YORK 10004-2696
            (205) 521-8000                               (212) 806-5400
              --------------------------------------------------------

                 Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as the Registrant may determine.
                 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
                 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
   Title of each class of         Amount to be           Proposed maximum             Proposed maximum             Amount of
securities to be registered       registered(1)    offering price per unit(2)   aggregate offering price(2)      registration fee
- -----------------------------------------------------------------------------------------------------------------------------------
 Debt Securities                 $ 200,000,000              100%                       $200,000,000                   $68,965.52
===================================================================================================================================

(1) Or, if any Debt Securities are issued at an original issue discount, such greater amount as shall result in net proceeds of $200,000,000 to the Registrant.

(2) Estimated in accordance with Rule 457 solely for purposes of calculating the registration fee.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with the Securities and Exchange Commission. These securities may not  *
*  be sold nor may offers to buy be accepted prior to the time the        *
*  registration statement becomes effective. This prospectus shall not    *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any State in which  *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************


                  SUBJECT TO COMPLETION, DATED MARCH 17, 1994

PROSPECTUS

                            SOUTHTRUST CORPORATION


     SouthTrust Corporation (the "Company") from time to time intends to offer
(i) its notes, debentures or other evidences of unsecured indebtedness (the "Debt Securities") up to an aggregate principal amount of approximately $200,000,000 or the equivalent thereof in one or more foreign currencies on terms to be determined at the time of sale. The Debt Securities may be either senior in priority of payment (the "Senior Securities") or subordinated in priority of payment (the "Subordinated Securities"). When a particular series of Debt Securities is offered, a supplement to this Prospectus will be delivered (the "Prospectus Supplement"), which will set forth the amounts and terms of the sale. The Debt Securities may be sold for U.S. Dollars, Foreign Currencies or foreign currency units, and the principal of or any interest on the Debt Securities may be payable in U.S. Dollars, Foreign Currencies or foreign currency units.

     When Debt Securities are offered, any applicable Prospectus Supplement will set forth the specific terms such as, where applicable, the specific designation, aggregate principal amount, denominations and currency or currency unit for which the Debt Securities may be purchased, the currency or currency rate in which the principal and any interest is payable, maturity, interest rate (which may be fixed or variable), and time of payment of interest, if any, terms for redemption (which may be either at the option of the Company or the holder), terms for sinking fund payments, initial public offering price, names of and principal amounts to be purchased by underwriters and compensation of such underwriters, and information about any listing on a securities exchange of such Debt Securities as are being offered thereby.

     The Debt Securities may be issued in registered or bearer form. In addition, all or a portion of the Debt Securities of a series may be issuable in temporary or permanent global form. Debt Securities in bearer form will be offered and sold only outside the United States to non-U.S. Persons and to foreign branches of certain United States financial institutions. See "Limitations on Issuance of Bearer Securities."

     The Debt Securities may be sold to underwriters for public offering pursuant to terms of offering fixed at the time of sale. The name of any underwriter or agent of the Company involved in the sale of the Debt Securities will be set forth in any applicable Prospectus Supplement. In addition, the Debt Securities may be sold by the Company directly or through agents. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.

THE DEBT SECURITIES WILL BE UNSECURED OBLIGATIONS OF THE COMPANY AND WILL
   NOT BE OBLIGATIONS OF A BANK INSURED BY THE FEDERAL DEPOSIT INSURANCE
               CORPORATION OR ANY OTHER FEDERAL AGENCY.


                The date of this Prospectus is March   , 1994.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY WITHIN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION WITHIN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT NOR ANY SALES MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO SUCH DATE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Room 1400, 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of prescribed rates. This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 is hereby incorporated in this Prospectus by reference.

     All reports and definitive proxy or information statements filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents described above, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Written requests should be addressed to Aubrey D. Barnard, SouthTrust Corporation, SouthTrust Tower, 420 North 20th Street, Birmingham, Alabama 35203. Telephone requests may be directed to Mr. Barnard at (205) 254-5000.

                             SOUTHTRUST CORPORATION

     The Company, a multi-bank holding company headquartered in Birmingham, Alabama, was incorporated under the laws of Delaware in 1968 in order to acquire all of the outstanding capital stock of SouthTrust Bank of Alabama, N.A., the oldest predecessor of which was incorporated in 1887. The Company engages in a full range of banking services through its 39 bank subsidiaries, operating more than 395 banking offices in Alabama, Florida, Georgia, Tennessee, South Carolina and North Carolina. The Company through its bank-related subsidiaries also offers a range of other services, including mortgage banking services, data processing services, and securities brokerage services. The largest bank subsidiary of the Company is SouthTrust Bank of Alabama, N.A., Birmingham, Alabama, which had $4.7 billion in total assets as of December 31, 1993. Of the Company's approximately $14.7 billion in assets as of December 31, 1993, approximately $9.1 billion were in Alabama approximately $2.5 billion were in Georgia and approximately $2.3 billion were in Florida.

     As a bank holding company, the Company is subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"). As of December 31, 1993, the capital ratios of the Company and each banking subsidiary of the Company were in excess of the fully phased-in risk-based and leverage capital guidelines of the Federal Reserve Board, the Office of the Comptroller of the Currency (the "Comptroller"), and the Federal Deposit Insurance Corporation (the "FDIC"), as applicable. The various bank subsidiaries of the Company are subject to regulation and supervision by the state banking authorities of the state in which the subsidiary is organized, the Comptroller, the Federal Reserve Board and/or the FDIC. The amount of dividends that each subsidiary bank of the Company may pay is limited by regulation. See "Regulatory Matters."

     Following the enactment of Alabama's interstate banking legislation in 1987, the Company has pursued a strategy of acquiring banks and financial institutions throughout the major growth areas of Florida, Georgia, North Carolina, South Carolina and Tennessee. The purpose of this expansion is to give the Company access to metropolitan markets with favorable prospects for growth of population, per capita income, and business development opportunities. As a result of this strategy, the total assets of the Company outside of Alabama have grown to approximately $5.7 billion or 39% of total assets at December 31, 1993.

     During 1993, the Company effected acquisitions of 14 financial institutions, with total assets aggregating $1,260.6 million, and as of the date of this Prospectus, the Company has executed letters of intent or definitive agreements relating to the acquisition of six financial institutions, with total assets aggregating approximately $520 million. As a routine part of its business, the Company evaluates opportunities to acquire bank holding companies, banks and other financial institutions. In addition, in the normal course of its business, the Company receives inquiries and solicitations from the Resolution Trust Corporation and banks and other financial institutions regarding the possible acquisition of banks and financial institutions. The Company routinely reviews and evaluates these inquiries. Thus, at any particular point in time, including the date of this Prospectus, discussions, and, in some cases negotiations and due diligence activities, looking toward or culminating in the execution of preliminary or definitive documents respecting potential acquisitions may occur or be in progress.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following are the consolidated ratios of earnings to fixed charges for each of the periods indicated:

                                                                  YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                            1993    1992    1991    1990    1989
                                                            ----    ----    ----    ----    ----
EARNINGS TO FIXED CHARGES
Excluding Interest on Deposits............................  4.27    4.23    2.87    1.98    2.09
Including Interest on Deposits............................  1.56    1.42    1.26    1.18    1.20

     For purposes of computing the consolidated ratios, earnings represent net income applicable to Common Stock, plus applicable income taxes and fixed charges less capitalized interest. Fixed charges represent interest expense, capitalized interest and amortization of debt expense and the interest portion of rent expense.

                                USE OF PROCEEDS

     Except as otherwise provided in any applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of any Debt Securities for general corporate purposes, which may include the reduction of long-term or short-term indebtedness, investments in, or extensions of credit to, its subsidiaries, and the financing of capital expenditures or acquisitions. Pending such use, the net proceeds may be used to make short-term investments. The precise amounts and the timing of the application of proceeds will depend upon the funding requirements of the Company and its subsidiaries as well as the availability of other funds.

                               REGULATORY MATTERS

     The Company is a bank holding company within the meaning of the Holding Company Act, and is registered with the Federal Reserve Board. The Company's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to the Company and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to the Company or any non-banking subsidiary are limited in amount to 10% of the subsidiary bank's capital and surplus and, with respect to the Company and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. The Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in non-banking activities. An exception to this prohibition is for activities expressly found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     As a bank holding company, the Company is required to file with the Federal Reserve Board quarterly and annual reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of the Company and each of its subsidiaries.

     According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Furthermore, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of the Company or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of the Company may be assessed for the FDIC's loss, subject to certain exceptions.

     Various federal and state statutory provisions limit the amount of dividends the subsidiary banks can pay to the Company without regulatory approval. The approval of the Comptroller is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by the Comptroller, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. Comparable prohibitions on the declaration of dividends are imposed by the Alabama Banking Code, the Florida Banking Code, the North Carolina Banking Code, the South Carolina Banking Code, the Tennessee Banking Code, and the Financial Institution Code of Georgia. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its loan losses and bad debts. For this purpose, bad debts are defined to include, generally, the principal amount of loans which are in arrears with respect to interest by six months or more or are past due as to payment of principal (in each case to the extent that such debts are in excess of the reserve for possible credit losses). Under the foregoing laws and regulations, at December 31, 1993, approximately $269.8 million was available for payment of dividends to the Company by its bank subsidiaries. The payment of dividends by any subsidiary bank may also be affected by other factors, such as the maintenance of adequate capital for such subsidiary bank. Furthermore, the Comptroller also has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice.

RISK-BASED CAPITAL GUIDELINES

     In January 1989, the Federal Reserve Board issued final risk-based capital guidelines for bank holding companies. The new guidelines, which became effective in March 1989, were phased in over four years and as of January 1, 1993, became fully implemented. Under the guidelines, the minimum ratio of capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8%. To be considered a "well capitalized" bank under the guidelines, a bank must have a total risk-based capital ratio in excess of 10%. At December 31, 1993, all of the Company's subsidiary banks were considered "well capitalized." At least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of perpetual preferred stock, after subtracting goodwill, and certain other adjustments ("Tier 1 capital"). The remainder may consist of perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock not qualifying for Tier 1 capital and a limited amount of loan loss reserves ("Tier 2 capital"). The Company's national banking subsidiaries are subject to similar capital requirements adopted by the Comptroller, and its state non-member bank subsidiaries are subject to similar capital requirements adopted by the FDIC. In addition, the Federal Reserve Board, the Comptroller and the FDIC have adopted a minimum leverage ratio (Tier 1 capital to total assets) which must exceed 3% and is driven by the evaluation by and discretion of the regulator. The rule indicates that the minimum leverage ratio should be at least
1.0 to 2.0% higher for holding companies that do not have the highest rating or that are undertaking major expansion programs. On December 31, 1993, the Company had a Tier 1 capital ratio of approximately 8.55%, a total capital ratio of approximately 12.39% and a leverage ratio of approximately 6.51%.

     Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

FIDICIA CAPITAL REQUIREMENTS

     In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became law. FDICIA substantially revises the depositary institution regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.

     Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of depositary institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized". A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it fails to meet any critical capital level set forth in regulations. The critical capital level must be a level of tangible equity equal to not less than 2% of total tangible assets and not more than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions became subject to restrictions on borrowing from the Federal Reserve System, effective as of December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any applicable Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Senior Securities will be issued under an Indenture (the "Senior Indenture") between the Company and a Trustee to be named in any applicable Prospectus Supplement (the "Senior Debt Trustee"). The Subordinated Securities will be issued under an Indenture dated as of May 1, 1992 (the "Subordinated Indenture") between the Company and Chemical Bank, as Trustee (the "Subordinated Debt Trustee"). Copies of the Senior Indenture and the Subordinated Indenture (collectively, the "Indentures") are filed as exhibits to this Registration Statement. The following summaries of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the applicable definitions therein of certain terms used in this Prospectus. All capitalized terms not defined in this Prospectus shall have the definitions ascribed to them in the Indentures.

GENERAL

     The Debt Securities will be unsecured obligations of the Company. The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series.

     Any applicable Prospectus Supplement will describe the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities may be issued and are or will be payable; (4) the rate or rates per annum (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, and the date or dates from which such interest, if any, will accrue; (5) the date or dates on which such interest, if any, on the Offered Debt Securities will be payable and the Regular Record Dates for any such Interest Payment Dates, and the extent to which, or the manner in which, any interest payable on a temporary or permanent global Debt Security ("Global Notes") on an Interest Payment Date will be paid if other than in the manner described under the heading "Global Notes" below;
(6) each office or agency where, subject to the terms of the relevant Indenture as described below under "Payment and Paying Agents," the principal of, and premium, if any, and any interest on the Offered Debt Securities will be payable and each office or agency where, subject to the terms of the relevant Indenture as described below under "Denominations, Registration and Transfer", the Offered Debt Securities may be presented for registration of transfer or exchange and, if applicable, conversion; (7) the period or periods within which, the price or prices at which, and the terms and conditions upon which the Offered Debt Securities may be redeemed at the option of the Company; (8) the obligation or option, if any, of the Company to redeem, to repay or purchase the Offered Debt Securities pursuant to any sinking fund or similar provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed, repaid or purchased pursuant to any such obligation; (9) whether the Offered Debt Securities are to be issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder and the amount of such discount; (10) provisions, if any, for the defeasance of the Offered Debt Securities; (11) whether the Offered Debt Securities are to be issued as Registered Securities or Bearer Securities, or both, and if Bearer Securities are issued, whether Coupons will be attached thereto, whether Bearer Securities may be exchanged for Registered Securities and the circumstances and places for such exchange, if permitted, and any United States tax consequences to foreign investors in Offered Debt Securities; (12) whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent Global Notes in registered or bearer form and, if so, the identity of the depositary, if any, for such Global Note or Notes; (13) any provisions for payment of additional amounts for taxes, and any provisions for redemption in the event the Company must comply with reporting requirements in respect of an Offered Debt Security other than a Floating Rate Security ("Affected Security") or must pay such additional amounts in respect of any Offered Debt Security;
(14) if other than in U.S. Dollars, the Foreign Currency or Currencies in which the Debt Securities may be denominated and the principal of, and premium, if any, and any interest on the Offered Debt Securities shall or may be paid and, if applicable, whether at the election of the Company and/or the Holder, and the conditions and manner of determining the exchange rate or rates; (15) any index used to determine the amount of payment of principal of and premium, if any, and any interest on the Offered Debt Securities; (16) the applicable Overdue Rate, if any; (17) any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to the Offered Debt Securities;
(18) the priority of payment of such Offered Debt Securities; and (19) any other detailed terms and provisions of the Offered Debt Securities which are not inconsistent with the relevant Indenture. Any applicable Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities and terms relevant to Offered Debt Securities denominated in a Currency other than U.S. Dollars.

     Debt Securities may be issued as Discount Securities to be sold at a substantial discount below their principal amount. Discount Securities mean any Debt Securities issued with "original issue discount" within the meaning of
Section 1273(a) of the Code and the regulations thereunder. Special United States income tax and other considerations applicable to Discount Securities will be described in any applicable Prospectus Supplement relating thereto. Discount Securities may provide for the declaration of acceleration of the Maturity of an amount less than the principal amount thereof upon the occurrence of an Event of Default and the continuation thereof.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Each Debt Security may be denominated in U.S. Dollars or in other currencies, European Currency Units ("ECU") or other composite currencies (the "Specified Currency"), all as set forth in any applicable Prospectus Supplement. See "Currency Risks."

     Debt Securities of a series may be issuable as Registered Securities, as Bearer Securities with or without Coupons attached or as both Registered Securities and Bearer Securities. Debt Securities of a series may be issuable in whole or in part in the form of one or more Global Notes, as described below under "Global Notes." Unless otherwise provided in an applicable Prospectus Supplement with respect to a series of Debt Securities, the Debt Securities will be issuable as Registered Securities without Coupons and in denominations (a) if denominated in U.S. Dollars, of $1,000 or any integral multiple thereof, or (b) if denominated in a Specified Currency other than U.S. Dollars, as set forth in the applicable Prospectus Supplement. One or more Global Notes may be issued in a denomination or aggregate denominations equal to the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Note or Notes.

     In connection with the sale during the restricted period (referred to under "Limitations on Issuance of Bearer Securities"), no Bearer Security may be mailed or otherwise delivered to any location in the United States (as defined under "Limitations on Issuance of Bearer Securities") and a Bearer Security may be delivered only if the Person entitled to receive such Bearer Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Security is not owned by or on behalf of a U.S. Person (as defined under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such Bearer Security is owned by or on behalf of a U.S. Person, that such U.S. Person (i) acquired and holds such Bearer Securities through a foreign branch of a financial institution, (ii) is a financial institution purchasing for its own accounts and, in the case of either (i) or (ii), such financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder, or (iii) is a financial institution purchasing for resale during the restricted period only to non-U.S. Persons outside the United States. See "Global Notes -- Bearer Debt Securities" and "Limitations on Issuance of Bearer Securities."

     Registered Securities of any series (other than a Global Note) will be exchangeable for other Registered Securities of the same series and a like aggregate principal amount and tenor of different authorized denominations. In addition, if so provided in any applicable Prospectus Supplement, Bearer Securities of any series which is registrable as to principal and interest may, at the option of the Holder and subject to the terms of the applicable Indenture, be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Any Bearer Security surrendered for exchange shall be surrendered with all unmatured Coupons and all matured Coupons in default except that any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the Coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such Coupon when due in accordance with the terms of the applicable Indenture. Except as provided in an applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities.

     Debt Securities may be presented for exchange as provided above, and Registered Securities (other than Global Notes) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or co-Security Registrar designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or co-Security Registrar being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Senior Debt Trustee and the Subordinated Debt Trustee (the Senior Debt Trustee and the Subordinated Debt Trustee are herein collectively referred to as the "Trustees") as Security Registrars in respect of Debt Securities issued under the Senior Indenture and the Subordinated Indenture, respectively.

CURRENCY RISKS

     Debt Securities denominated or payable in foreign currencies may entail significant risks. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity. These risks will vary depending upon the Currency or Currencies involved and will be more fully described in any applicable Prospectus Supplement.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in any applicable Prospectus Supplement, payment of principal of, and premium, if any, and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time. Unless otherwise indicated in any applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the Coupon relating to such Interest Payment Date. No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained in the United States. Payments will not be made in respect of Bearer Securities or Coupons pursuant to presentation to the Company or its designated Paying Agents within the United States or the making of any other demand for payment to the Company or its designated Paying Agents within the United States. Notwithstanding the foregoing, payment of principal of, and premium, if any, and interest on Bearer Securities denominated and payable in U.S. Dollars will be made at the office of the Company's Paying Agent in The City of New York if (but only if) payment of the full amount thereof in U.S.

Dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     Unless otherwise indicated in any applicable Prospectus Supplement, payment of principal of, and premium, if any, and any interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Corporation payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or
(ii) by wire transfer to an account maintained by the Person entitled thereto. Unless otherwise indicated in any applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest.

     Unless otherwise indicated in any applicable Prospectus Supplement, the relevant Trustee will act as the Company's sole Paying Agent through its principal office in The City of New York, with respect to Offered Debt Securities which are issuable solely as Registered Securities. Any Paying Agents outside the United States and other Paying Agents in the United States initially designated by the Company for the Offered Debt Securities will be named in any applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable only as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series may be issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any Coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series.

     All moneys paid by the Company to the Trustees or a Paying Agent for the payment of principal of, and premium, if any, and any interest on any Debt Securities which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Debt Securities or any Coupon will thereafter look only to the Company for payment thereof.

GLOBAL NOTES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Notes that will be deposited with or on behalf of a depositary located in the United States (a "U.S. Depositary") or a common depositary located outside the United States (a "Common Depositary") identified in any applicable Prospectus Supplement relating to such series. Global Notes may be issued in either registered or bearer form and in either temporary or permanent form.

     The specific terms of the depositary arrangement with respect to any Offered Debt Securities of a series will be described in any applicable Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Book-Entry Debt Securities

     Unless otherwise specified in any applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Note to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Note registered in the name of such depositary or its nominee. Upon the issuance of a Global
Note in registered form, the U.S. Depositary for such Global Note will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Note to the accounts of institutions that have accounts with such depositary or its nominee ("Participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Notes will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests by Participants in such Global Notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the U.S. Depositary or its nominee for such Global Note. Ownership of beneficial interests in Global Notes by persons that hold through Participants will be shown on, and the transfer of that ownership interest within such Participant will be effected only through, records maintained by such Participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

     So long as the U.S. Depositary for a Global Note in registered form, or its nominee, is the registered owner of such Global Note, such depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Note for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in such Global Notes will not be entitled to have Debt Securities of the series represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or Holders thereof under the applicable Indenture.

     Payment of principal of, premium, if any, and any interest on Debt Securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the Holder of the Global Note representing such Debt Securities. None of the Company, the Trustees, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the U. S. Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Note, will credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of such depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Global Note held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants.

     A Global Note may not be transferred except as a whole by the U.S. Depositary for such Global Note to or among a nominee or a successor. If a U.S. Depositary for Debt Securities of a series is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities in definitive registered form in exchange for the Global Note or Global Notes representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities in registered form represented by one or more Global Notes and, in such event, will issue Debt Securities in definitive form in exchange for the Global Note or Global Notes representing such Debt Securities. Further, if the Company so specifies with respect to Debt Securities of a series, an owner of a beneficial interest in a Global Note representing Debt Securities of such series may, on terms acceptable to the Company and the U.S. Depositary, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations in any applicable Prospectus Supplement relating to such Offered Debt Securities. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Note equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

  Bearer Debt Securities

     Unless otherwise specified in any applicable Prospectus Supplement, all Bearer Securities of a series initially will be issued in the form of a single temporary Global Note, to be deposited with a Common Depositary in London for the operator of the Euro-clear System ("Euro-clear Operator") or CEDEL, S.A. ("CEDEL") for credit to the designated accounts. Commencing 40 days after the issue date of a temporary Global Note, the Debt Securities represented by such temporary Global Note will be exchangeable for definitive Debt Securities or for interests in a permanent Global Note, without interest Coupons, representing Debt Securities having the same interest rate and Stated Maturity but in each such case only upon written certification in the form and to the effect described above under "Denominations, Registration and Transfer." The beneficial owner of a Debt Security represented by a temporary Global Note or a permanent Global Note, on or after the applicable exchange date and upon 30 days' notice to the relevant Trustee given through the Euro-clear Operator or CEDEL, may exchange its interest for definitive Bearer Securities or definitive Registered Securities of any authorized denomination. No Bearer Security delivered in exchange for a portion of a temporary Global Note or a permanent Global Note shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

     Unless otherwise specified in any applicable Prospectus Supplement, interest in respect of any portion of a temporary Global Note payable in respect of an Interest Payment Date occurring prior to the date on which Debt Securities represented by such temporary Global Note are exchangeable for definitive Debt Securities or for interests in a permanent Global Note will be paid to each of the Euro-clear Operator and CEDEL with respect to the portion of the temporary Global Note held for its account. Each of the Euro-clear Operator and CEDEL, will undertake in such circumstances to credit such interest received by it in respect of a temporary Global Note to the respective accounts for which it holds such temporary Global Note only upon receipt in each case of written certification in the form and to the effect described above under "Denominations, Registration and Transfer."

LIMITATIONS ON THE COMPANY AND CERTAIN SUBSIDIARIES

     The Indentures prohibit the sale, assignment, transfer or other disposition of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Major Constituent Bank, and further prohibits a Major Constituent Bank from issuing any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, such Voting Stock, if, after giving effect to the transaction and to the issuance of the maximum number of shares of Voting Stock issuable upon all such convertible securities, options, warrants or rights, the Major Constituent Bank would cease to be a Controlled Subsidiary, as provided in the Indentures. The Indentures further prohibit the merger or consolidation of any Major Constituent Bank with or into any other corporation, or the other disposition of all or substantially all of its properties and assets to any Person, unless, after giving effect to such transaction, its successor in the merger or consolidation, or the person that acquires all or substantially all of its assets or properties will remain or become a Controlled Subsidiary; provided, however, that the Company may sell, assign, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Major Constituent Bank, (i) in compliance with an order of a court or regulatory authority of competent jurisdiction; or (ii) where the proceeds, if any, from such sale, assignment or disposition are, within a reasonable period of time, invested in any Controlled Subsidiary engaged in the banking business or any other business in which bank holding companies may legally engage, pursuant to an understanding or agreement in principal reached at the time of such sale, assignment or disposition.

SENIOR SECURITIES

     The Senior Securities will be direct, unsecured obligations of the Company and will rank pari passu with all outstanding unsecured, senior indebtedness of the Company.

  Events of Default

     The following are Events of Default under the Senior Indenture with respect to Senior Securities of any series: (a) default in the payment of any interest on any Senior Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of the principal of or any premium on any Senior Security of such series at its maturity; (c) default in the deposit of any sinking fund payment, when and as due by the terms of any Senior Security of that series; (d) failure of the Company, subject to the terms of the Indenture, to perform any other covenant of the Company in the Senior Indenture unless the Holders of majority in principal of outstanding Senior Securities waives compliance with such covenant; (e) default in the performance, or breach, of any covenant or warranty of the Company (other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than that series), and continuance of such default or breach for 90 days after written notice as provided in such Indenture; (f) certain events involving bankruptcy, insolvency or reorganization of the Company or a Major Constituent Bank whether voluntary or involuntary; (g) indebtedness for borrowed money of the Company or any Major Constituent Bank in excess of $5,000,000 (whether such indebtedness now exists or is hereafter created) is not paid at final maturity or becomes or is declared due and payable prior to the date or dates on which such indebtedness would otherwise have become due and payable as a result of the occurrence of one or more events of default as defined in any mortgages, indentures, or instruments under which such indebtedness may have been issued or by which such indebtedness may have been secured ("acceleration"), and such failure at final maturity to pay or acceleration or accelerations, as the case may be, shall not be rescinded, annulled, or cured prior to the expiration of 30 days after the date such failure to pay at final maturity or acceleration or accelerations occurred; and
(h) any other event of default provided for with respect to Debt Securities of that series.

     If any Event of Default (other than an Event of Default specified in clause
(f) above) occurs and is continuing with respect to Senior Securities of any series at the time outstanding, either the Senior Debt Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amounts as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately in the Currency in which such Senior Securities are denominated. If an Event of Default specified in clause (f) above occurs, such principal amount shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after a declaration of acceleration with respect to Senior Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration.

     The Senior Indenture provides that upon the occurrence of an Event of Default specified in items (a), (b) or (c) above, the Company will, upon demand of the Senior Debt Trustee, pay to the Senior Debt Trustee, for the benefit of the Holder of any such Senior Security, the whole amount then due and payable on such Senior Securities or matured Coupons for principal, premium, if any, and interest. The Senior Indenture further provides that if the Company fails to pay such amount forthwith upon such demand, the Senior Debt Trustee may, among other things, institute a judicial proceeding for the collection thereof.

SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured obligations of the Company and will rank pari passu with all outstanding, unsecured, subordinated indebtedness of the Company.

  Subordination

     The Subordinated Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness (as defined below) of the Company. In the event that the Company shall default in the payment of any principal of or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of or interest on the Subordinated Securities, or in respect of any redemption, retirement, purchase or other acquisition of any of the Subordinated Securities. "Senior Indebtedness" means (i) any obligation of the Company to its creditors whether now outstanding or subsequently incurred, as to which, in the creating instrument, it is provided that such obligation is Senior Indebtedness,
(ii) the Company's Floating Rate Notes due December 28, 1994 and (iii) the Company's 9.08% Senior Notes due March 28, 1995.

     In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any assignment by the Company for the benefit of creditors or (iv) any other marshalling of the assets of the Company, all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) will be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of or interest on the Subordinated Securities. In such event, any payment or distribution on account of the principal of or interest on the Subordinated Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities, to the payment of all Senior Indebtedness at the time outstanding, and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full. If any payment or distribution on account of the principal of or interest on the Subordinated Securities of any character or any security, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by any Holder of any Subordinated Securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness shall have been paid in full, such payment or distribution or security will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holders of Subordinated Securities, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Securities, will be entitled to be repaid from the remaining assets of the Company the amounts at that time due and owing on account of unpaid principal of or any premium and interest on the Subordinated Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Securities and such other obligations. By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, and Holders of the Subordinated Securities having a claim pursuant to such Subordinated Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of an Event of Default in respect of the Subordinated Securities. See "Events of Default and Limited Rights of Acceleration" for limitations on the right of acceleration.

  Events of Default and Limited Rights of Acceleration

     The Subordinated Indenture defines an Event of Default as being certain events involving the bankruptcy, insolvency or reorganization of the Company and, if specified in the resolution adopted by the Board of

Directors with respect to a series, certain other events. If an Event of Default occurs and is continuing, either the Subordinated Debt Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Subordinated Securities of that series (or, if the Subordinated Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of the series) may declare the principal amount of all the Subordinated Securities of that series to be due and payable immediately in the Currency in which such Subordinated Securities are denominated. The foregoing provision would be subject as to enforcement to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature of the rights of the Holders of the Subordinated Securities. At any time after a declaration of acceleration with respect to the Subordinated Securities has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of outstanding Subordinated Securities may, under certain circumstances, rescind and annul such acceleration.

     Any applicable Prospectus Supplement relating to a series of Subordinated Securities may provide for a right of acceleration of the payment of principal of the Subordinated Securities, or certain series thereof, upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the Subordinated Securities or Subordinated Indenture. If not so provided, in the event of a default in the payment of principal or accrued interest or the performance of any covenant or agreement in the Subordinated Securities or Subordinated Indenture, the Subordinated Debt Trustee may, subject to certain limitations and conditions, seek to enforce payment of such principal or accrued interest or the performance of such covenant or agreement.

MISCELLANEOUS RIGHTS AND OBLIGATIONS OF TRUSTEES

     The Indentures provide that, subject to the duty of the Trustees during default to act with the required standard of care, the respective Trustee will be under no obligation to exercise any of its rights or powers under the relevant Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity against costs, expenses and liabilities which might be incurred by such Trustee. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the relevant Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series.

     The Company is required to furnish the Trustees annually with a statement as to the performance by the Company of certain of its obligations under the relevant Indentures and as to any default in such performance and to file with the relevant Trustee written notice of the occurrence of any default or Event of Default within ten business days of the Company becoming aware of such default or Event of Default.

MODIFICATION AND WAIVER

     Modifications of and amendments to an Indenture may be made by the Company and the relevant Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment voting separately; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of a Discount Security payable upon acceleration of the Maturity thereof, (d) change the Currency in which principal of, or any premium or interest on, any Debt Security is denominated or payable, (e) adversely affect the right of repayment or repurchase, if any, at the option of the Holder, (f) reduce the amount of or postpone the date fixed for any payment under any sinking fund or similar provisions, (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (h) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the relevant Indenture or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults, (i) limit the obligation of the Company to maintain a paying agency outside the United States for Bearer Securities, (j) limit the obligation of the Company to redeem an Affected Security, or (k) modify the provisions of an Indenture relating to the modification of the Indenture, or the circumstances under which the Holders may waive past defaults by and certain covenants of the Company.

     The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain covenants of the relevant Indenture and any Event of Default resulting in acceleration of such Debt Securities in specified circumstances. The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the relevant Indenture with respect to Debt Securities of that series, except a default (i) in the payment of principal, premium, if any, or interest or in the payment of any sinking fund installment or analogous obligation, or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holders of each Outstanding Debt Security affected thereby.

     The Company may, with the consent of its Board of Directors and the Trustee, change the terms of an Indenture through an indenture supplement without the consent of any Holders only for the following purposes: (i) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company under the relevant Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;
(iii) to add any additional Events of Default; (iv) to add to or change any of the provisions of the relevant Indenture to facilitate the issuance of Debt Securities in bearer form; (v) to change or eliminate any of the relevant Indenture's provisions, provided that there are no Debt Securities outstanding which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to supplement any of the provisions of the relevant Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities provided that any such action shall not adversely affect the interests of the Holders of Debt Securities of such series or any other series of Debt Securities; (viii) to establish the form or terms of the Debt Securities and Coupons, if any, as permitted by the relevant Indenture; (ix) to evidence and provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the relevant Indenture by more than one Trustee; (x) to make any modifications, amendments or supplements to any provisions herein which modifications, amendments or supplements are required pursuant to any amendment of the Trust Indenture Act of 1939 enacted, or any of the rules promulgated thereunder, after the date hereof; and (xi) to cure any ambiguity, any defect or any inconsistent provision, provided such action shall not adversely affect the Holders' interests in any material respect.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Both Indentures provide that the Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and shall not permit any person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) the corporation into which the Company is merged or consolidated or to which substantially all of the Company's assets or properties are conveyed, transferred or leased, or the corporation resulting from such merger or consolidation, expressly assumes the payment of the principal (and premium, if any) and interest on all the Debt Securities and the performance of every covenant of the Indentures; (ii) no Event of Default, and no event which after notice of lapse of time, or both, would become an Event of Default, shall happen or be continuing upon the occurrence of such transaction; (iii) the corporation formed by such consolidation or into which the Company shall have been merged or the Person to which such sale, lease or other disposition shall have been made is a banking institution or a bank holding company subject to Federal or State authority; and (iv) the Company delivers to the respective Trustee an Officers' Certificate and an Opinion of Counsel stating that the consolidation, merger, conveyance, transfer or lease required in connection with such transaction, and the supplemental indenture, if any, complies with the Indentures and all conditions precedent have been complied with.

DEFEASANCE

     Unless otherwise specified in any applicable Prospectus Supplement with respect to the Offered Debt Securities of any series, the Company, at its option, (i) will be discharged from any and all obligations in respect of the Offered Debt Securities of such series (except for certain obligations to register the transfer or exchange of Offered Debt Securities of such series, to replace stolen, lost or mutilated Offered Debt Securities of such series, to maintain paying agencies and to hold moneys for payment in trust) or (ii) will not be subject to provisions of the relevant Indenture concerning limitations upon the disposition of Voting Stock of Major Constituent Banks, and the consolidation, merger and sale of assets in each case if the Company deposits with the relevant Trustee, in trust, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal, premium, if any, and interest on the Offered Debt Securities of such series on the dates such payments are due in accordance with the terms of such Offered Debt Securities. To exercise either such option, the Company is required, among other things, to deliver to the relevant Trustee an opinion of counsel to the effect that (1) the Company has received from or there has been published by the United States Internal Revenue Service a ruling to the effect that the deposit and related defeasance would not cause the Holders of the Offered Debt Securities of such series to recognize income, gain or loss for United States income tax purposes and (2) if the Offered Debt Securities of such series are then listed on any national securities exchange, such Offered Debt Securities would not be delisted from such exchange as a result of the exercise of such option. Notwithstanding the foregoing, no discharge or defeasance described above shall affect the obligations, if applicable, of the Company with respect to the conversion of Debt Securities of a given series into Common Stock.

NOTICES

     Except as otherwise provided in the Indentures, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and, if Debt Securities of such series are then listed on The Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, in a daily newspaper in London or Luxembourg or any other required city located outside the United States, as the case may be, or, if not practicable, elsewhere in Europe. Notices to Holders of Registered Securities will be given by mail to the address of such Holders as they appear in the Security Register.

GOVERNING LAW

     The Indentures, the Offered Securities and the Coupons, if any, will be governed by, and construed in accordance with, the laws of the State of New York. A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a Foreign Currency, ordinarily will be rendered only in U.S. Dollars.

REGARDING THE TRUSTEES

     The Company and certain subsidiaries from time to time may borrow from the Trustees, maintain deposit accounts and conduct other banking transactions with them in the ordinary course of their business.

U.S. FEDERAL TAXATION

     The Prospectus Supplement will contain a brief summary of the relevant United States federal income taxation laws applicable to the Offered Debt Securities.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered or sold during the restricted period (as defined in Section 1.163-5(c)(2)(i)(D)(7) of the United States

Treasury regulations, which is generally the first 40 days after the closing date, and with respect to unsold allotments, until sold) or delivered in connection with a sale during the restricted period, directly or indirectly, in the United States or to U.S. Persons other than to foreign branches of United States financial institutions (as defined in United States Treasury regulations
Section 1.165(c)(1)(v)) purchasing for their own account or for resale during the restricted period, which institutions agree in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code, and the regulations thereunder. A sale of Bearer Securities may be made during the restricted period to a United States Person who acquired and holds the Bearer Security through a foreign branch of the United States Financial Institution that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) and the regulations thereunder. Any underwriters, agents and dealers participating in the offering of Debt Securities, directly or indirectly, must agree that they will not offer or sell, directly or indirectly, any Bearer Securities in the United States or to U.S. Persons (other than the financial institutions described above).

     Bearer Securities (other than temporary global securities) and any Coupons which may be detached therefrom will bear a legend substantially to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code of 1986". The sections referred to in such legend provide that a U.S. Person (other than a United States Financial Institution described above or a U.S. Person holding through such a financial institution) who holds Bearer Securities or Coupons appertaining thereto will not be allowed to deduct any loss realized on Bearer Securities and any gain (which might otherwise be characterized as capital gain) recognized on any sale or disposition (including the receipt of principal) of such Bearer Securities will be treated as ordinary income.

     Purchasers of Bearer Securities also may be affected by certain limitations under United States tax laws which will be described in an applicable Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby to underwriters or through agents or directly to purchasers. Any applicable Prospectus Supplement will set forth the terms of the offering of the Debt Securities to which any applicable Prospectus Supplement relates, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such Debt Securities, the public offering or purchase price of such Debt Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchanges, if any, on which the Debt Securities will be listed. Dealer trading may take place in the Debt Securities, including Debt Securities not listed on any securities exchange.

     The Debt Securities may be purchased to be re-offered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters. The underwriter or underwriters with respect to an underwritten offering of the Debt Securities will be named in any applicable Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of any applicable Prospectus Supplement. Unless otherwise set forth in any applicable Prospectus Supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of Debt Securities will be obligated to purchase all of its allocated Debt Securities if any are purchased. Any initial public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Debt Securities may be offered and sold by the Company, directly or through agents designated by the Company from time to time, which agents may be affiliates of the Company. Any agent involved in the offer and sale of the Debt Securities in respect of which this Prospectus is being delivered will be named, and any commissions payable by the Company to such agent will be set forth, in any applicable Prospectus Supplement. Unless otherwise indicated in any applicable Prospectus Supplement, any such agent will be acting on a reasonable effort basis for the period of its appointment.

     Any underwriter or agent participating in the distribution of the Debt Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Debt Securities so offered and sold and any discounts or commissions received by them from the Company and any profit realized by them on the sale or resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     Underwriters, agents and their controlling persons may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

     The legality of the Offered Securities being offered hereby will be passed upon for the Company by Bradley, Arant, Rose & White, 1400 Park Place Tower, 2001 Park Place, Birmingham, Alabama 35203, and, for the underwriters by Stroock & Stroock & Lavan, Seven Hanover Square, New York, New York 10004-2696. As of December 31, 1993, the partners and associates of Bradley, Arant, Rose & White beneficially owned approximately 1,420,000 shares of Common Stock of the Company.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries incorporated by reference in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen & Co., independent public accountants, for the periods indicated in their reports thereon, and have been incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                 The following is an estimate, subject to future contingencies, of the expenses to be incurred by the registrant in connection with the issuance and distribution of securities being registered:

                 Registration Fee   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   68,965.52
              * Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       50,000.00
              * Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .        5,000.00
              * Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5,000.00
              * Printing and Engraving  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30,000.00
              * Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2,000.00
                                                                                                      -------------

              * Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  160,965.52
                                                                                                      =============

- --------------------------------

*Estimated.



ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

                 The Restated Certificate of Incorporation and the Bylaws of the Corporation provide that the Corporation shall indemnify its officers, directors, employees, and agents to the extent permitted by the General Corporation Law of Delaware, which permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, against expenses (including attorney's fees), judgments, fines, and settlements incurred by him in connection with any such suit or proceeding, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, and, in the case of a derivative action on behalf of the Corporation, the Corporation shall indemnify such persons only against expenses and then only if he not be adjudged to be liable for negligence or misconduct. The Corporation also maintains insurance coverage relating to certain liabilities of directors and officers.


ITEM 16.         LIST OF EXHIBITS

                 The following Exhibits are filed as part of this Registration
                 Statement:

                 1        -  Form of Underwriting Agreement - Debt Securities.

                 *4(a)    -  Indenture, dated as of May 1, 1987 between
                             SouthTrust Corporation and National Westminster
                             Bank USA, which was filed as Exhibit 4(a) to SouthTrust Corporation's Registration Statement on Form S-3 (Registration No. 33-13637).

                 4(b)(i)  -  Form of Senior Indenture.

                 4(b)(ii) -       Subordinated Indenture dated as of May 1,
                                  1992, between SouthTrust Corporation and
                                  Chemical Bank, as Trustee.

                 5        -       Opinion of Bradley, Arant, Rose & White.

                 12       -       Computation of Ratios of Earnings to Fixed
                                  Charges.

                 23(a)    -       Consent of Bradley, Arant, Rose & White
                                  (included in Exhibit 5).

                 23(b)    -       Consent of Arthur Andersen & Co.

                 24       -       Powers of Attorney.

                 25       -       Statement of Eligibility and Qualification
                                  of Trustee under the Trust Indenture Act of 1939 on Form T-1.


- --------------------------------------
*   Incorporated by Reference.



ITEM 17.         UNDERTAKINGS

                 The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)     To include any prospectus required by
                           section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the registrant's employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Birmingham, State of Alabama, on March 16, 1994.


                                        SOUTHTRUST CORPORATION



                                        /s/ W.D. MALONE, JR.
                               -----------------------------------------
                                            W.D. Malone, Jr.
                                         Chairman of the Board


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



         Signature                                                  Title                            Date
         ---------                                                  -----                            ----
         /s/ WALLACE D. MALONE, JR.                       Chairman, Chief Executive            March 16, 1994
- ------------------------------------------                    Officer, Director
             Wallace D. Malone, Jr.


         /s/ ROY W. GILBERT, JR.                          President, Chief Operating           March 16, 1994
- ------------------------------------------                    Officer, Director
             Roy W. Gilbert, Jr.


         /s/ AUBREY D. BARNARD                             Secretary, Treasurer and            March 16, 1994
- ------------------------------------------                  Controller (Principal
             Aubrey D. Barnard                                  Accounting and
                                                              Financial Officer)


                *                                                  Director                    March 16, 1994
- ----------------------------------
         Bill L. Harbert


                                                                   Director                    March 16, 1994
- ----------------------------------
         William C. Hulsey


                                                                   Director                    March 16, 1994
- ----------------------------------
         Allen J. Keesler, Jr.


                *                                                  Director                    March 16, 1994
- ----------------------------------
         John M. Bradford


                *                                                  Director                    March 16, 1994
- ----------------------------------
         T. W. Mitchell

                                                   Director          March 16, 1994
- ----------------------------------
         Herbert Stockham


                *                                  Director          March 16, 1994
- ----------------------------------
         Charles G. Taylor


                *                                  Director          March 16, 1994
- ----------------------------------
         W. Kendrick Upchurch, Jr.


    *By /s/ WILLIAM L. PRATER                                        March 16, 1994
- ----------------------------------
            William L. Prater
            Attorney-in-fact

                               INDEX TO EXHIBITS

                                                                                                                       Page
                                                                                                                       ----
                 1        -       Form of Underwriting Agreement - Debt Securities.

                 *4(a)    -       Indenture, dated as of May 1, 1987 between SouthTrust Corporation and National
                                  Westminster Bank USA, which was filed as Exhibit 4(a) to SouthTrust
                                  Corporation's Registration Statement on Form S-3 (Registration No. 33-13637).

                 4(b)(i)  -       Form of Senior Indenture.

                 4(b)(ii) -       Subordinated Indenture dated as of May 1, 1992, between SouthTrust Corporation and Chemical Bank, as Trustee.

                 5        -       Opinion of Bradley, Arant, Rose & White.

                 12       -       Computation of Ratios of Earnings to Fixed Charges.

                 23(a)    -       Consent of Bradley, Arant, Rose & White (included in Exhibit 5).

                 23(b)    -       Consent of Arthur Andersen & Co.

                 24       -       Powers of Attorney.

                 25       -       Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939 on Form T-1.

___________________________________________
*   Incorporated by Reference.